Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                      STOCKHOLDER CONTACT:
Mary Ann Susco                      Marco Acosta
(212) 850-1382                      (212) 850-1333
suscom@jwseligman.com               acostam@jwseligman.com

   TRI-CONTINENTAL CORPORATION (NYSE: TY) DECLARES FOURTH QUARTER DISTRIBUTION

         Directors Also Approve Continuation of Stock Repurchase Program

NEW YORK, November 15, 2007 - The Board of Directors of Tri-Continental Corporation (NYSE: TY) today declared a fourth quarter distribution of $0.722 per share of Common Stock and $0.625 per share of Preferred Stock. Distributions on Common Stock will be paid on December 19, 2007 to Common Stockholders of record on December 10, 2007, and distributions on Preferred Stock will be paid on January 2, 2008 to Preferred Stockholders of record on December 10, 2007. The ex-dividend date for both the Common Stock and for the Preferred Stock is December 6, 2007. Common Stockholders may elect to receive all or a portion of their distribution in additional shares.

The $0.722 per share distribution on the Common Stock is in accordance with the Corporation's new distribution policy approved by Stockholders on May 30, 2007 and applies only to the Corporation's Common Stock. The new distribution policy calls for quarterly distributions to Common Stockholders equal to 2.75% of the net asset value (NAV) attributable to the Corporation's Common Stock at the end of the prior calendar quarter (or approximately 11% annually), consisting of distributions of income, and one or both of net realized capital gains and returns of capital. The final determination of the sources of all distributions in 2007 for tax purposes, including the percentage of qualified dividend income, will be made after year-end.

At the same meeting, the Board of Directors also voted to renew the Corporation's stock repurchase program, which allows Tri-Continental to repurchase up to 5% of its Common Stock in the open market or through the Corporation's various investment plans for the period January 1, 2008 through December 31, 2008. Open market purchases would be made only if the discount of Tri-Continental Common Stock's market price to its net asset value exceeds 5%.

"The repurchases are intended to moderate the growth in the number of Tri-Continental's outstanding shares of Common Stock resulting from Stockholders that receive all or part of their 2.75% quarterly distributions in shares of Common Stock rather than cash," said Brian T. Zino, President of Tri-Continental Corporation. He added that the Board of Directors would continue to monitor Tri-Continental's repurchases of its Common Stock, and to review its repurchase policy on at least an annual basis.

                                    - more -

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 63 consecutive years. The Corporation is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Distributions by the Corporation under its new distribution policy may include a return of capital. A return of capital is not net profits of the Corporation (i.e., a return on your investment) but instead a return of a portion of your original investment.

There is no guarantee that the Corporation's investment goals/objective will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation.

                                       ###